Exhibit 23.2

Consent of Independent Registered Public Accounting Firm—Grant Thornton LLP

We have issued our reports dated March 7, 2008, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K of OpenTV Corp. for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of OpenTV Corp. on Form S-8 (File No. 333-145720, No. 333-130560, No. 333-115373, No. 333-74026, No. 333-52180, No. 333-42892, No. 333-37196, and No. 333-102944) and on Form S-3 (File No. 333-115374).

/s/    GRANT THORNTON LLP

San Francisco, California

March 7, 2008